GlobalWise Investments, Inc.

Columbus, Ohio

www.GlobalWiseInvestments.com

614-921-8170

Contact@GlobalWiseInvestments.com

Mission Investor Relations

Atlanta, Georgia

http://www.MissionIR.com

404-941-8975

Investors@MissionIR.com

Exhibit 99.1

GlobalWise Comments on Recent Balance Sheet Improvements, Channel Partners and
Market Opportunities

COLUMBUS, OH, January 23, 2013 – GlobalWise Investments, Inc. (OTCBB: GWIV) (OTCQB: GWIV) (www.GlobalWiseInvestments.com) and its wholly owned subsidiary Intellinetics, Inc., a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management (“ECM”) systems in both the public and private sectors, commented today on the Company’s recent debt to equity conversions, channel partnerships and market opportunities.

On December 31, 2012, GlobalWise converted a total of $945,729 of debt issued by the Company and its operating subsidiary, Intellinetics, Inc., into 3,152,432 restricted shares of the Company’s common stock at a price of $0.30 per share (based on the closing price of GlobalWise common stock on December 28, 2012, the immediately preceding business day).

"The conversion of debt to equity underscores the confidence of our key investors in the recent successes and future growth potential of our business,” stated Kendall D. Gill, Chief Financial Officer of GlobalWise. “As a result, we have substantially improved our balance sheet, created more flexibility in our cash flow and improved the attractiveness of the Company for shareholders and potential investors. We’re currently in discussions with remaining debt holders and expect to announce additional equity conversions in the coming weeks."

The Company’s focus in 2012 was on the development of its channel partner program and on training and equipping new channel partners for success. As of December 31, 2012, the Company had 25 channel partners vs. 14 channel partners at the end of 2011. We added hundreds of new customers during 2012 as a result of these efforts and expect to add significantly more in 2013 when these sales channels are engaged for a full year.

“We began the transition to a channel sales model in 2011 as a part of a new strategy to leverage the strengths of our unique software platform by dramatically expanding our sales capability,” stated William J. “BJ” Santiago, CEO of GlobalWise. “With the Intellivue™ software platform now fully cloud-enabled and the addition of 25 channel sales partners, our service model is highly scalable and our software can be delivered virtually anywhere in the world. By investing time, effort and resources in our channel sales program and training strategic partners in 2012 who are already selling software solutions into our target markets, we’re now able to efficiently access an expanding universe of potential clients.”

“Our software platform and delivery model are uniquely focused on providing ECM solutions to the underserved small-to-mid-sized business (SMB) market,” continued Santiago. “According to the most recent US Census Bureau data, there are approximately 100,000 businesses in the US with 100 employees or more and over 5,000,000 businesses with fewer than 100 employees.”

According to a recent report released by Global Industry Analysts, Inc., “competition in the ECM market is a mix of a high concentration of large vendors in the top tier, and highly fragmented second tier, which includes niche players and open-source vendors. The third and fourth tier, the SMB market, is virtually unserviced.”

“In 2012 we began to reap the benefits of our channel building efforts and market opportunities. While the numbers are still being finalized and will not be released until completion of our annual audit, I’m pleased with our results for the fourth quarter ended December 31, 2012 and expect to announce annual revenue growth in line with previously announced guidance of 50-60%. We also experienced stable gross profit margins and improvements in operating profit and net income for the quarter,” continued Santiago. “More importantly, we’re seeing a significant increase in sales activity within our existing channel partners. Based upon this activity and our current growth rate, we expect 2013 to be a defining year for our Company that could result in doubling or tripling our annual revenue. We also expect to announce the addition of new national and international channel partners in the near future and believe that we will see both accelerating revenue growth and profitability in 2013.”

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, IntellivueTM, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape – virtually anything that can be digitized – in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company’s corporate website: www.GlobalWiseInvestments.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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